Exhibit 10.1 2026 Boston Scientific Annual Bonus Plan Performance Period January 1 - December 31 Version: November 2025

I.Establishment and Purpose of the Plan
Boston Scientific Corporation has established the Boston Scientific Corporation Annual Bonus Plan ("Plan"). As explained in detail below, the Plan basically works as follows. For each Performance Year, there is a Target Bonus Pool, which is the sum of the bonus targets of all employees who are eligible to participate in the Plan for the Performance Year. After the end of the Performance Year, the Committee determines the Applicable Distribution Percentage of the Target Bonus Pool that will be distributed as bonus for the year, based on the Company’s performance as to Global Sales, Adjusted Earnings Per Share, Operating Income (as a percent of sales), and its attainment of quality and Corporate Sustainability goals. The Applicable Distribution Percentage will be between 0% and 150%.
The Compensation Management System then allocates the Applicable Distribution Percentage among the managers (resulting in a budget for each manager), who evaluate the performance of the participants under their management and determine for each participant, the percentage of the participant’s Target Annual Bonus that will be the participant’s Bonus Award for the Performance Year.
The Plan's purpose is to align the Company's interests and your interests as a Plan participant by providing incentive compensation for the achievement of Company and individual performance objectives.
The capitalized words and terms that are used throughout the Plan are defined in the Glossary in Article IX.
II.Eligibility and Participation
You are eligible to participate in the Plan for a Performance Year if you satisfy all the following eligibility criteria:
•You are either a Regular Employee or an Eligible International Employee;
•You are not eligible for commissions under any sales compensation plan of the Company (unless the written terms of the plan or program expressly permit participation in both that plan or program and the Plan);
•You are not eligible to participate in any other incentive plan or program of the Company (unless the written terms of that plan or program expressly permit participation in both that plan or program and the Plan); and
•You complete at least two full months of Eligible Service during the Performance Year.
For Exempt Employees and Eligible International Employees, if you are eligible to participate in the Plan for only part of the Performance Year (for example, because you change positions or business units during the Performance Year), then you may participate in the Plan on a prorated basis for the Performance Year, provided that you complete at least two full months of Eligible Service during the Performance Year. If you are eligible for prorated participation, the Bonus Award, if any, otherwise payable to you for the Performance Year will be prorated based on your percentage of time in an eligible position during the Performance Year. This paragraph does not apply to Non-Exempt Employees.
III.Target Annual Bonus
Exempt Employees and Eligible International Employees: For each Performance Year in which you are eligible to participate, you will be assigned a Target Annual Bonus, which will be a specified percentage of your annual base salary, determined based on your position. The Bonus

Exhibit 10.1 2026 Boston Scientific Annual Bonus Plan Performance Period January 1 - December 31 Version: November 2025

Award, if any, that you ultimately receive for the Performance Year will be a percentage of your Target Annual Bonus, determined pursuant to Article IV. The Target Bonus Pool for a Performance Year will be the sum of the Target Annual Bonuses of all employees who are eligible to participate in the Plan for the Performance Year. All Bonus Awards will be based on your annual base salary and incentive target as of December 31 of the Performance Year.

Non-exempt employees: For each Performance Year in which you are eligible to participate, you will be assigned a Target Annual Bonus, which will be a specified percentage of your Total Annual Earnings, determined based on your position. The Bonus Award, if any, that you ultimately receive for the Performance Year will be a percentage of your Target Annual Bonus, determined pursuant to Article IV. The Target Bonus Pool for a Performance Year will be the sum of the Target Annual Bonuses of all employees who are eligible to participate in the Plan for the Performance Year.. All Bonus Awards will be based on your incentive target for the Performance Year and your annual earnings reported for the tax year that begins with the Performance Year.

IV.Steps For Determining Bonus Awards
Bonus Awards for a Performance Year will be determined pursuant to the following steps:
Step One: Establish performance goals and the Corporate Performance Scale
On or before March 15 of a Performance Year, the Committee will establish performance goals for each of the Plan's Performance Metrics, including quality and Corporate Sustainability goals, for the Performance Year. The Performance Metrics are Global Sales, Adjusted Earnings Per Share and Operating Income (as a percent of Sales). The Committee will also approve the Corporate Performance Scale for the Performance Year, which will be set forth in a separate schedule.
Step Two: Measure achievement and determine Total Annual Bonus
After the end of the Performance Year, the Committee will evaluate the Company's financial performance results for the Performance Year and determine the extent to which the performance goals were attained. The Committee will adopt a written resolution as to the extent of the attainment of the performance goals with respect to each of the Performance Metrics. Based on the extent to which the performance and Corporate Sustainability goals were attained, the Chief Executive Officer will make a recommendation to the Committee, consistent with the Corporate Performance Scale, as to the Applicable Distribution Percentage (between 0% and 150%). Taking into account the Chief Executive Officer's recommendation and any other factors that the Committee, in its discretion, deems appropriate, the Committee will approve an Applicable Distribution Percentage for the Performance Year, which must be consistent with the Corporate Performance Scale. The Committee retains the right to reduce the Applicable Distribution Percentage for the Performance Year based on the Committee's Quality Assessment.
Step Three: Determine participants' individual Bonus Awards
The Compensation Management System then allocates the Applicable Distribution Percentage among the managers of Plan participants (resulting in a budget for each manager), who evaluate the performance of the participants under their management. Each manager will determine each participant’s performance rating as well as the distribution of performance ratings under their management and within their total organization, based on the guidelines established in the system.

Exhibit 10.1 2026 Boston Scientific Annual Bonus Plan Performance Period January 1 - December 31 Version: November 2025

The Dynamic Bonus is a portion of the Aggregate Bonus Pool established to help managers better differentiate rewards for the highest performers—those participants rated “Outstanding”—while recognizing the largest participant population whose performance has been rated “Successful” or “Too New” and appropriately recognizing lower performers rated “Improvement Required” with a lower bonus.

Once all the performance ratings have been submitted, managers will assign each participant under their management an Individual Performance Modifier based on their performance rating.
The sum of Applicable Distribution Percentage (0% - 150%) multiplied by the Individual Performance Modifier (0% - 150%) will not exceed 225% for any individual participant.

Annual Base Salary (as of December 31)	X	Target Annual Bonus	X	Applicable Distribution Percentage (0% - 150%)	X	Individual Performance Modifier (0% - 150%)	=	Annual Bonus Plan Award (0% - 225% of Target Annual Bonus)
If participants leave the Company before the Payment Date and, as a result, do not earn their Bonus Awards for the Performance Year, their Bonus Awards will be reallocated by the Chief Executive Officer, in his or her discretion, to other participants who are employed on the Payment Date and will become part of the Bonus Awards paid to those other participants. As provided in Article V, all Bonus Awards for a Performance Year (including those reallocated pursuant to the previous sentence) will be paid to eligible participants no later than March 15 of the following year.
V.Payment Conditions
Payment Date and Form of Payment. Bonus Awards in the United States will be made by March 15 of the year following the Performance Year for which the Bonus Awards are made. Bonus Awards outside the United States will be processed as soon as administratively possible in each region following the end of the Performance Year and after the Committee has adopted its written resolution as to the attainment of performance goals pursuant to Article IV. Your Bonus Award, if any, will be paid in a single lump sum payment.
Required Employment on the Payment Date. Except as otherwise expressly provided in this Article V, to be eligible to receive payment of any Bonus Award, you must be employed by the Company on the Payment Date for that Bonus Award. In other words, except as expressly provided in this Article V, if you cease employment with Boston Scientific Corporation and all of its Affiliates before the Payment Date, you will not be eligible to receive any Bonus Award that would otherwise have been payable to you if you had been a Company employee on that date. Conversely, if you are an employee of the Company on the Payment Date, you will be entitled to your Bonus Award, if any, even if you are not actively performing duties on that date. For example, if you are not required to report to work during a notification period applicable under a Company severance or separation plan, but you are still a Company employee during that period,

Exhibit 10.1 2026 Boston Scientific Annual Bonus Plan Performance Period January 1 - December 31 Version: November 2025

and the Payment Date occurs during your notification period, you will remain eligible to receive your Bonus Award.
Exception Under Written Company Plan or Agreement. If you are specifically exempted, under a written Company plan or agreement, from the requirement to be employed on the Payment Date, you may remain eligible for payment of your Bonus Award, depending on the terms of the applicable written plan or agreement. In such cases, the terms of such written plan or agreement will govern in all respects.
Layoff. Also, notwithstanding any other provision of the Plan, if you are a participant and your employment ceases prior to the Payment Date by reason of Layoff, you may be eligible for payment of part or all of your Bonus Award, depending on the terms and conditions of the applicable severance pay plan, if any, for the country in which you are employed at the time of layoff. In the event that there is no country-specific severance plan for the country in which you are employed at the time of your Layoff, applicable law will apply. In the event a previously eligible participant is re-hired within the Performance Year after a layoff and meets the eligibility criteria, if the participant was paid out a pro-rated bonus at the time of severance, then the payout period will not be bridged. If the rehired participant did not receive a pro-rated bonus payout at the time of severance, then the payout period will be bridged, and participant will receive a pro-rated Bonus Award for the Performance Year.
Leaves of Absence. Also, notwithstanding any other provision of the Plan, if you are a participant on a paid leave of absence, you are bonus eligible as long as you meet performance expectations during the Performance Year. Your Bonus Award will be made on the payment date within the applicable country. If you are a participant on an unpaid leave of absence, your Bonus Award, if any, will be pro-rated if the unpaid leave is longer than a continuous six (6) months in duration during the Performance Year. Country specific regulations regarding leaves of absence and bonus eligibility supersede this Plan document.
Retirement. Also notwithstanding any other provision of the Plan, if you are a participant for a Performance Year and your employment ceases due to Retirement prior to the Payment Date for a Bonus Award but after September 30 of the Performance Year to which the Bonus Award pertains, and you had at least nine months of Eligible Service in the Performance Year, you will be entitled to a prorated portion of the Bonus Award, if any, that would otherwise be paid you for the Performance Year. In such a case, proration will be based on the percentage of time in the Performance Year during which you were employed and eligible to participate in the Plan. The prorated Bonus Award, if any, will be paid on the Payment Date. For purposes of this paragraph, your employment ceases due to “Retirement” if, as of the date of your cessation of employment, (1) you had attained age 55, (2) you had accrued at least five years of service with the Company and (3) the sum of your age and years of service as of your date of cessation of employment equals or exceeds 65. Country specific regulations regarding retirement and bonus eligibility supersede this Plan document.
Death. For Exempt Employees and Eligible International Employees, if your employment ceases prior to the Payment Date by reason of your death, but you otherwise met all eligibility criteria specified in Article II, your estate may receive a prorated portion of the Bonus Award, if any, that would have been paid had you lived to the Payment Date. In such a case, proration will be based on the percentage of time in the Performance Year during which you were employed and eligible to participate in the Plan. The prorated Bonus Award, if any, will be paid on the Payment Date.
For Non-Exempt employees, if your employment ceases prior to the Payment Date by reason of your death, but you otherwise met all eligibility criteria specified in Article II, your estate will receive your Bonus Award, if any, that would have been paid had you lived to the Payment Date.

Exhibit 10.1 2026 Boston Scientific Annual Bonus Plan Performance Period January 1 - December 31 Version: November 2025

Country specific regulations regarding death and bonus eligibility supersede this Plan document.
Adjustment for Changes in Standard Hours. Also notwithstanding any other provision of the Plan, if you are an Exempt Employee or Eligible International employee participant and have a change in standard hours (part-time to full-time, full-time to part-time) during a Performance Year, your Bonus Award, if any, for the Performance Year will be calculated as follows: Target Annual Bonus percentage multiplied by the average annualized base salary for each period of employment at a specific salary divided by the percentage of the year during which that salary was earned. For example, if your Target Annual Bonus percentage is 10% and you worked full-time for six (6) months at an annual base salary of 100,000 and moved to a part-time arrangement for the remaining (6) months at an annual base salary of 50,000, your bonus award, if any, would be 7,500. [0.10 x (100,000 x 0.50) = 5,000] and [0.10 x (50,000 x 0.50) = 2,500]. This paragraph does not apply to Non-Exempt Employee participants.
No Guarantee of a Bonus Award. Nothing in this Plan guarantees that any Bonus Award will be made to any individual. Receipt of a Bonus Award in one year does not guarantee eligibility in any future year.
VI.Incentive Compensation Recoupment Policy

General Recoupment Policy. To the extent permitted by governing law, the Board, in its discretion, may seek reimbursement of a Bonus Award paid to you if you are a Current Executive Committee Member or Former Executive Committee Member and, in the judgment of the Board, you, while serving in capacity as a Current Executive Committee Member, commit misconduct or a gross dereliction of duty that results in a material violation of Company policy and causes significant harm to the Company. Further, in such case:
•if you are a Current Executive Committee Member, the Board may seek reimbursement of all or a portion of the Bonus Award paid to you during the one-year period preceding the date on which such misconduct or dereliction of duty was discovered by the Company, or
•if you are a Former Executive Committee Member, the Board may seek reimbursement of all or a portion of the Bonus Award paid to you during the one-year period preceding the last date on which you were a Current Executive Committee Member.

Recoupment Required by Law. Bonus Awards and any compensation associated therewith are subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee in effect from time to time, which includes but is not limited to the Company’s Dodd-Frank Clawback Policy and any other compensation recovery policy adopted by the Board or the Committee including in response to the requirements of Section 10D of the Securities Exchange Act of 1934, as amended, the U.S. Securities and Exchange Commission’s final rules thereunder, and any applicable listing rules or other rules and regulations implementing the foregoing or as otherwise required by law.
VII.Termination, Suspension or Modification and Interpretation of the Plan
The Board may terminate, suspend or modify (and if suspended, may reinstate with or without modification) all or part of the Plan at any time, with or without notice to participants. The Committee has sole authority over administration and interpretation of the Plan, and the Committee retains its right to exercise discretion as it sees fit.

Exhibit 10.1 2026 Boston Scientific Annual Bonus Plan Performance Period January 1 - December 31 Version: November 2025

The Committee reserves the exclusive right to determine eligibility to participate in this Plan and to interpret all applicable terms and conditions, including eligibility criteria, performance objectives and payment conditions, for the Company's executive officers. The Committee delegates to the Company’s highest human resources officer the authority to administer, and determine eligibility to participate in, the Plan and interpret all applicable terms and conditions, for employees who are not executive officers of the Company. The determinations and interpretations of the Committee and its delegates will be conclusive.
All Bonus Awards are paid from the Company's general assets. No trust, account or other separate collection of amounts will be established for the payment of Bonus Awards under the Plan. Bonus Awards are unfunded obligations of the Company, so if and when a Bonus Award becomes due, a participant's rights to payment are no greater than the rights of a general unsecured creditor.
VIII.Other
This document sets forth the terms of the Plan and is not intended to be a contract or employment agreement between you or any other participant and the Company. As applicable, it is understood that both you and the Company have the right to terminate your employment with the Company at any time, with or without cause and with or without notice, in acknowledgement of the fact that your employment relationship with the Company is “at will.”
IX.Glossary
As used in the Plan, the following words and terms, when capitalized, have the following meanings:
Adjusted Earnings Per Share means, with respect to a Performance Year, Adjusted Net Income (loss) divided by weighted average shares outstanding for the Performance Year (determined in accordance with generally accepted accounting principles).
Adjusted Net Income (loss) equals the Company's GAAP Net Income (loss) excluding certain charges (credits) from GAAP net income, including, but not limited to, amortization expense, goodwill and intangible asset impairment charges, acquisition- and divestiture-related net charges (credits), restructuring and restructuring-related net charges (credits), litigation-related net charges (credits), certain investment impairment losses (gains), EU Medical Device Regulation implementation charges, pension termination charges, debt extinguishment charges and discrete tax items.
Affiliate means any corporation, trust, partnership, or any other entity that is considered to be a single employer with Boston Scientific Corporation under Code sections 414(b), (c), (m), or (o), such as a wholly-owned (or at least 80%-owned) subsidiary of Boston Scientific Corporation.
Aggregate Bonus Pool means, the Target Bonus Pool multiplied by the Applicable Distribution Percentage and modified by the Dynamic Bonus within the Compensation Management System.
Annual Bonus Plan Award means, with respect to a participant for a Performance Year, the annual incentive bonus, if any, payable to the participant for the Performance Year, subject to the terms and conditions of the Plan.
Applicable Distribution Percentage means, with respect to a Performance Year, a percentage, determined by the Committee in accordance with the Corporate Performance Scale, which is between 0% and no more than 150%.
Board means the Board of Directors of Boston Scientific Corporation.

Exhibit 10.1 2026 Boston Scientific Annual Bonus Plan Performance Period January 1 - December 31 Version: November 2025

Chief Executive Officer means the Chief Executive Officer of Boston Scientific Corporation.
Code means the Internal Revenue Code of 1986, as amended, and its interpretive rules and regulations.
Committee means the Executive Compensation and Human Resources Committee of the Board.
Company means Boston Scientific Corporation and its Affiliates.
Compensation Management System means the software tool used by the Company for various compensation management purposes.
Corporate Performance Scale means, with respect to a Performance Year, the schedule used to determine, based on the extent of attainment of the performance goals for the Performance Year, the Applicable Distribution Percentage
Current Executive Committee Member means any individual currently designated as a corporate officer of the Company who is in an organizational job level of E-4 or E-5 (or any equivalent level under any future organizational framework).
Dynamic Bonus means the portion of the Aggregate Bonus Pool that is modified when participants' Individual Performance Modifiers are input into the Compensation Management System. The Dynamic Bonus for a Performance Year shall not exceed 10% of the Target Bonus Pool for the Performance Year.
Eligible International Employee means an international, international operations, or expatriate employee of the Company working in a position designated by the Company as eligible to participate in the Plan.
Eligible Service means periods in which you are considered, under the rules and procedures of the Company, to be in active service as a Regular Employee or Eligible International Employee (including, but not limited to, time away from work for approved vacation, recognized holidays, and FMLA leave).
Corporate Sustainability goals means, with respect to a Performance Year, Engagement goals and performance against annual environmental goals that are aligned with the Company’s environmental strategic plan goals.
Executive Committee Member means any Current Executive Committee Member or Former Executive Committee Member.
Exempt Employee means an employee of the Company who is on the Company's United States payroll and (1) classified by the Company as a regular full-time or regular part-time Employee; (2) performs a job that the Company has determined to be exempt from the minimum wage and overtime requirements of the Fair Labor Standards Act of 1938, as amended (FLSA); and (3) is not any of the following:
•classified by the Company as an intern, summer student, co-op employee, or similar short-term employee; or
•classified by the Company as a consultant, temporary or defined-term employee (such as temporary fellowship program employees), or similar category of limited-term employment, regardless of their work schedule or number of hours worked.

Exhibit 10.1 2026 Boston Scientific Annual Bonus Plan Performance Period January 1 - December 31 Version: November 2025

Former Executive Committee Member means any individual previously (but not currently) designated as a corporate officer of the Company who was in an organizational job level of E-4 or E-5 (or any equivalent level under any future organizational framework).
Global Sales for purposes of the Annual Bonus Plan measures sales using constant currency rates and excludes acquisitions and divestitures not included in the annual operating plan.
Individual Performance Modifier means, with respect to a Performance Year, the percentage assigned by a participant’s manager based on such participant’s performance rating for the Performance Year.
Layoff means a layoff or similar involuntary termination from employment that renders you eligible for severance pay under a Company severance plan or applicable law.
Non-Exempt Employee means an employee of the Company who is on the Company's United States payroll and (1) classified by the Company as a regular full-time or regular part-time Employee; and (2) performs a job that the Company has determined to be non-exempt from the minimum wage and overtime requirements of the Fair Labor Standards Act of 1938, as amended (FLSA).
Operating Income (as a percent of Sales) means the company’s revenue less cost of goods sold less operating expenses, adjusted for certain items consistent with those used to determine the company’s adjusted earnings per share. These adjustment items include amortization expense, goodwill and other intangible asset impairments, acquisition/divestiture-related net charges (credits), restructuring and restructuring-related net credits, certain litigation-related net charges (credits), and EU MDR implementation costs.
Payment Date means, with respect to a Performance Year, the date on which Bonus Awards for the Performance Year are paid to participants, which will be no later than March 15 of the following year.
Performance Metrics means Global Sales, Adjusted Earnings Per Share, and Operating Income (as a percent of Sales).
Performance Year for all metrics except environmental metrics, means the 12-month period beginning on January 1 and ending on the following December 31. For the environmental metrics, the 12-month period beginning October 1 2024 and ending on the following September 30, 2025.
Plan means the Boston Scientific Annual Bonus Plan, which is set forth in this document, as it may be amended from time to time.
Quality Assessment means the process undertaken by the Committee following the end of each Performance Year, to evaluate the Company's progress made toward achievement of its quality objectives and the performance of the Company-wide quality system.
Regular Employee means an employee of the Company who is on the Company's United States payroll and is considered an Exempt Employee or Non-Exempt Employee; designated by the Company as eligible to participate.
Retirement has the meaning given in Section V in the paragraph entitled “Retirement.”
Target Annual Bonus has the meaning given to that term in Article III.
Target Bonus Pool means, with respect to a Performance Year, the sum of the Target Annual Bonuses of all employees who are eligible to participate in the Plan for the Performance Year.

Exhibit 10.1 2026 Boston Scientific Annual Bonus Plan Performance Period January 1 - December 31 Version: November 2025

Total Annual Earnings means, for a Non-Exempt Employee, total annual earnings including regular pay, shift differentials, overtime, vacation, holiday pay, sick hour earnings, and pay during maternity, bonding, sabbatical and disability leave.